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Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        This Annual Report on Form 10-K is incorporated by reference into NorthWestern Corporation's Registration Statement File Nos. 333-11843, 333-18991, 333-80817 and 333-80819 on Form S-8, Nos. 333-50479, 333-58491 and 333-82707 on Form S-3 and No. 333-64113 on Form S-2 (collectively, the "Registration Statements") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

        On May 16, 2002, we dismissed Arthur Andersen LLP as our independent auditor and engaged Deloitte & Touche LLP as our independent auditors. Our understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen, which ceased operations in 2002, if the engagement partner and the manager for our audit are no longer with Arthur Andersen. Both the engagement partner and the manager for our audit are no longer with Arthur Andersen. As a result we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to our financial statements for the year ended December 31, 2000. Under these circumstances, Rule 437a under the Securities Act permits us to file this Annual Report on Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Annual Report on Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including our officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

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  Exhibit 23.2